                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 1)

                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(a)

                                   ElderTrust
                                ----------------
                                (Name of Issuer)

                         Shares of Beneficial Interest,
                            $.01 Par Value Per Share
                            ------------------------
                         (Title of Class of Securities)

                                    284560109
                                    ---------
                      (CUSIP Number of Class of Securities)

                    Wynnefield Partners Small Cap Value, L.P.
                          450 Seventh Avenue, Suite 509
                            New York, New York 10123
                           Attention: Mr. Nelson Obus
                           --------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                    Copy to:

                            Robert L. Lawrence, Esq.
                               Kane Kessler, P.C.
                           1350 Avenue of the Americas
                                   26th Floor
                            New York, New York 10019
                                 (212) 541-6222

                                  July 24, 2003
                                  -------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a Statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and if filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

                         (continued on following pages)



                              (Page 1 of 8 Pages)

--------------------------------------------------------------------------------
CUSIP No. 284560109               13D                     Page  2  of  8  Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1. NAME OF REPORTING PERSON: Wynnefield Partners Small Cap Value, L.P. S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON: 13-3688497
--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [X]
--------------------------------------------------------------------------------
    3.   SEC USE ONLY
--------------------------------------------------------------------------------
    4.   SOURCE OF FUNDS
         N/A
--------------------------------------------------------------------------------
    5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
--------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
       NUMBER OF                7.       SOLE VOTING POWER
                                         134,060 shares
         SHARES             ----------------------------------------------------
                                8.       SHARED VOTING POWER
      BENEFICIALLY                       -0-
                            ----------------------------------------------------
        OWNED BY                9.       SOLE DISPOSITIVE POWER
                                         134,060 shares
     EACH REPORTING         ----------------------------------------------------
                               10.       SHARED DISPOSITIVE POWER
       PERSON WITH                       -0-
--------------------------------------------------------------------------------
   11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         134,060 shares
--------------------------------------------------------------------------------
   12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.8%
--------------------------------------------------------------------------------
   14.   TYPE OF REPORTING PERSON
         PN





                              (Page 2 of 8 Pages)

--------------------------------------------------------------------------------
CUSIP No. 284560109               13D                     Page  3  of  8  Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1. NAME OF REPORTING PERSON: Wynnefield Small Cap Value Offshore Fund Ltd. S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON: Not Applicable
--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [X]
--------------------------------------------------------------------------------
    3.   SEC USE ONLY
--------------------------------------------------------------------------------
    4.   SOURCE OF FUNDS
         N/A
--------------------------------------------------------------------------------
    5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
--------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION
         CAYMAN ISLANDS
--------------------------------------------------------------------------------
       NUMBER OF                7.       SOLE VOTING POWER
                                         89,930 shares
         SHARES             ----------------------------------------------------
                                8.       SHARED VOTING POWER
      BENEFICIALLY                       -0-
                            ----------------------------------------------------
        OWNED BY                9.       SOLE DISPOSITIVE POWER
                                         89,930 shares
     EACH REPORTING         ----------------------------------------------------
                               10.       SHARED DISPOSITIVE POWER
       PERSON WITH                       -0-
--------------------------------------------------------------------------------
   11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         89,930 shares
--------------------------------------------------------------------------------
   12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.2%
--------------------------------------------------------------------------------
   14.   TYPE OF REPORTING PERSON
         CO





                              (Page 3 of 8 Pages)

--------------------------------------------------------------------------------
CUSIP No. 284560109               13D                     Page  4  of  8  Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1. NAME OF REPORTING PERSON Wynnefield Partners Small Cap Value, L.P. I S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON: 13-3953291
--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [X]
--------------------------------------------------------------------------------
    3.   SEC USE ONLY
--------------------------------------------------------------------------------
    4.   SOURCE OF FUNDS
         N/A
--------------------------------------------------------------------------------
    5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
--------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
       NUMBER OF                7.       SOLE VOTING POWER
                                         184,810 shares
         SHARES             ----------------------------------------------------
                                8.       SHARED VOTING POWER
      BENEFICIALLY                       -0-
                            ----------------------------------------------------
        OWNED BY                9.       SOLE DISPOSITIVE POWER
                                         184,810 shares
     EACH REPORTING         ----------------------------------------------------
                               10.       SHARED DISPOSITIVE POWER
       PERSON WITH                       -0-
--------------------------------------------------------------------------------
   11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         184,810 shares
--------------------------------------------------------------------------------
   12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.5%
--------------------------------------------------------------------------------
   14.   TYPE OF REPORTING PERSON
         PN





                              (Page 4 of 8 Pages)

--------------------------------------------------------------------------------
CUSIP No. 284560109               13D                     Page  5  of  8  Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.   NAME OF REPORTING PERSON Wynnefield Capital Management LLC
         S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON: 13-4018186
--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [X]
--------------------------------------------------------------------------------
    3.   SEC USE ONLY
--------------------------------------------------------------------------------
    4.   SOURCE OF FUNDS
         N/A
--------------------------------------------------------------------------------
    5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
--------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION
         NEW YORK
--------------------------------------------------------------------------------
       NUMBER OF                7.       SOLE VOTING POWER
                                         318,870 shares
         SHARES             ----------------------------------------------------
                                8.       SHARED VOTING POWER
      BENEFICIALLY                       -0-
                            ----------------------------------------------------
        OWNED BY                9.       SOLE DISPOSITIVE POWER
                                         318,870 shares
     EACH REPORTING         ----------------------------------------------------
                               10.       SHARED DISPOSITIVE POWER
       PERSON WITH                       -0-
--------------------------------------------------------------------------------
   11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         318,870 shares
--------------------------------------------------------------------------------
   12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.3%
--------------------------------------------------------------------------------
   14.   TYPE OF REPORTING PERSON
         OO (Limited Liability Company)





                              (Page 5 of 8 Pages)

--------------------------------------------------------------------------------
CUSIP No. 284560109               13D                     Page  6  of  8  Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.   NAME OF REPORTING PERSON Wynnefield Capital, Inc.
         S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON: N/A
--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [X]
--------------------------------------------------------------------------------
    3.   SEC USE ONLY
--------------------------------------------------------------------------------
    4.   SOURCE OF FUNDS
         N/A
--------------------------------------------------------------------------------
    5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
--------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION
         CAYMAN ISLANDS
--------------------------------------------------------------------------------
       NUMBER OF                7.       SOLE VOTING POWER
                                         89,930 shares
         SHARES             ----------------------------------------------------
                                8.       SHARED VOTING POWER
      BENEFICIALLY                       -0-
                            ----------------------------------------------------
        OWNED BY                9.       SOLE DISPOSITIVE POWER
                                         89,930 shares
     EACH REPORTING         ----------------------------------------------------
                               10.       SHARED DISPOSITIVE POWER
       PERSON WITH                       -0-
--------------------------------------------------------------------------------
   11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         89,930 shares
--------------------------------------------------------------------------------
   12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.2%
--------------------------------------------------------------------------------
   14.   TYPE OF REPORTING PERSON
         CO





                              (Page 6 of 8 Pages)

         This Amendment No. 1 amends the initial statement (the "Schedule 13D") on Schedule 13D, filed January 7, 2003, of Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. (collectively, the "Reporting Persons"). Capitalized terms used in this Amendment No. 1 but not otherwise defined herein have the meanings ascribed to them in the Schedule 13D.

ITEM 4. PURPOSES OF TRANSACTION.

         Item 4 is hereby amended to add the following:

         At the Company's Annual Meeting of Stockholders on May 23, 2003, approximately 53% of the stockholders voting, approved a non-binding resolution to maximize stockholder value by selling or merging the Company. To date, management has failed to respond to the voice of its stockholders.

         The Reporting Persons, who voted in favor of that resolution, believe that stockholder value can be maximized only through the sale of the entire Company, not by shrinking the Company, as would occur in the proposed transaction with Genesis Health Ventures, Inc. announced on July 14, 2003.

         The Reporting Persons have sent a letter to the board of directors of the Company (a copy of which is annexed as Exhibit 2 to this Amendment to Schedule 13D) urging them to follow the expressed views of the Company's stockholders to maximize stockholder value through the sale of the entire Company.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended to add the following:

         Exhibit 2 Letter to the Board of Directors of the Company, dated July 24, 2003.












                              (Page 7 of 8 Pages)

                                    SIGNATURE


         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Schedule 13D is true, complete and correct.

Dated:  July 24, 2003

                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                             By:    Wynnefield Capital Management, LLC,
                                    General Partner

                              By: /s/ Nelson Obus
                                 ------------------------------------------
                                 Nelson Obus, Co-Managing Member

                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                             By:    Wynnefield Capital Management, LLC,
                                    General Partner

                              By: /s/ Nelson Obus
                                 ------------------------------------------
                                 Nelson Obus, Co-Managing Member


                             WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                             By:    Wynnefield Capital, Inc.


                              By: /s/ Nelson Obus
                                 ------------------------------------------
                                 Nelson Obus, President

                             WYNNEFIELD CAPITAL MANAGEMENT, LLC


                             By: /s/ Nelson Obus
                                 ------------------------------------------
                                 Nelson Obus, Co-Managing Member

                             WYNNEFIELD CAPITAL, INC.


                             By: /s/ Nelson Obus
                                 ------------------------------------------
                                    Nelson Obus, President




                              (Page 8 of 8 Pages)